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Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

Entertainment Gaming Asia Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

300,000,000 shares of common stock, $0.001 par value per share; and 10,000,000 shares of preferred stock, $0.001 par value per share

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

75,000,000 shares of common stock, $0.001 par value per share; and 10,000,000 shares of preferred stock, $0.001 par value per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

All shares of common stock issued and outstanding as of the effective date shall be combined on a 1-for-4 basis.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares will be issued. All fractional shares, after aggregating all certificates for shares of common stock of each shareholder, resulting from the reverse stock split will be increased to a full share.

7. Effective date and time of filing: (optional)	Date: June 12, 2012	Time: 12:01 a.m.
(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X	Chief Executive Officer
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised: 8-31-11